Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)
The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement

Subject to Completion: Dated September 20, 2024

Pricing Supplement dated September __, 2024 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023 and the Product Supplement No. 1A dated May 16, 2024

$ Exchangeable Notes Linked to the Common Stock of Schlumberger N.V. (Schlumberger Limited), Due September 23, 2027 Royal Bank of Canada

Royal Bank of Canada is offering Exchangeable Notes (the “Notes”) linked to the performance of the common stock of Schlumberger N.V. (Schlumberger Limited) (the “Underlier”).

•	Return Potential — If the Final Underlier Value is greater than the Threshold Value (127.70% of the Initial Underlier Value), at maturity, investors will receive a return in cash (or, at our option, shares of the Underlier) based on the appreciation of the Underlier above the Threshold Value.
•	Return of Principal at Maturity — If the Final Underlier Value is less than or equal to the Threshold Value, at maturity, investors will receive only the principal amount of their Notes in cash (or, at our option, shares of the Underlier), with no additional return.
•	The Notes do not pay interest.
•	Any payments on the Notes are subject to our credit risk.
•	The Notes will not be listed on any securities exchange.

CUSIP: 78017GQ46

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-6 of this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Per Note	Total
Price to public	100.00%	$
Underwriting discounts and commissions(1)	0.00%	$
Proceeds to Royal Bank of Canada	100.00%	$

(1) RBC Capital Markets, LLC, acting as our agent, will not receive a commission in connection with its sales of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $932.50 and $982.50 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. The final pricing supplement relating to the Notes will set forth the initial estimated value. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Exchangeable Notes Linked to the Common Stock of Schlumberger N.V. (Schlumberger Limited)

KEY TERMS

The information in this “Key Terms” section is qualified by any more detailed information set forth in this pricing supplement and in the accompanying prospectus, prospectus supplement and product supplement.

Issuer:	Royal Bank of Canada
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Underlier:	The common stock of Schlumberger N.V. (Schlumberger Limited)
Bloomberg Ticker	Initial Underlier Value(1)	Threshold Value(2)
SLB UN	$	$
(1) A price of one share of the Underlier determined on the Trade Date in the sole discretion of the Calculation Agent. The Initial Underlier Value is not the closing value of the Underlier on the Trade Date.
(2) 127.70% of the Initial Underlier Value (rounded to two decimal places)
Trade Date:	September 20, 2024
Issue Date:	September 25, 2024
Valuation Date:*	September 20, 2027
Maturity Date:*	September 23, 2027
Payment at Maturity:

Investors will receive on the Maturity Date an amount in cash per $1,000 principal amount of Notes equal to the greater of:

• $1,000; and

• the Alternative Redemption Amount

or, at our option, shares of the Underlier in an amount equal to the payment at maturity calculated above divided by the Final Underlier Value. Fractional shares will be paid in cash based on the Final Underlier Value.

The Payment at Maturity will be greater than $1,000 only if the Final Underlier Value is greater than the Threshold Value. All payments on the Notes are subject to our credit risk.

Alternative Redemption Amount:	$1,000 + [(Final Underlier Value / Threshold Value) - 1] × (Cumulative Extraordinary Dividend Adjustment Factor × $1,000)
Final Underlier Value:	The closing value of the Underlier on the Valuation Date
Base Dividend:	$0.275 per share of the Underlier for each calendar quarter. See “Annex A—Ordinary Cash Dividends” in this pricing supplement.
Cumulative Extraordinary Dividend Adjustment Factor:	As of the Trade Date, 1.00. As of each ex-dividend date for an extraordinary dividend impacting the Threshold Value during the term of the Notes, the Cumulative Extraordinary Dividend Adjustment Factor will be adjusted by multiplying the then-current Cumulative Extraordinary Dividend Adjustment Factor by the newly calculated Threshold Value immediately after the adjustment for that extraordinary dividend, and dividing by the Threshold Value immediately prior to the adjustment for that extraordinary dividend.
Calculation Agent:	RBCCM

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

P-2	RBC Capital Markets, LLC

Exchangeable Notes Linked to the Common Stock of Schlumberger N.V. (Schlumberger Limited)

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, and the product supplement no. 1A dated May 16, 2024. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Product Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in the accompanying product supplement, the provisions set forth in Annex A to this pricing supplement will apply to the Notes.

P-3	RBC Capital Markets, LLC

Exchangeable Notes Linked to the Common Stock of Schlumberger N.V. (Schlumberger Limited)

HYPOTHETICAL RETURNS

The table and examples set forth below illustrate hypothetical payments at maturity for hypothetical performance of the Underlier, based on the Threshold Value on the Trade Date of 127.70% of the Initial Underlier Value and a hypothetical Cumulative Extraordinary Dividend Adjustment Factor of 1.00. For purposes of the table and examples below, the “Underlier Return” represents the percent change in the value of the Underlier from the Initial Underlier Value to the Final Underlier Value. The table and examples are only for illustrative purposes and may not show the actual return applicable to investors.

Hypothetical Underlier Return	Value of Payment at Maturity per $1,000 Principal Amount of Notes*	Value of Payment at Maturity as Percentage of Principal Amount*
70.00%	$1,331.25	133.125%
60.00%	$1,252.94	125.294%
50.00%	$1,174.63	117.463%
40.00%	$1,096.32	109.632%
30.00%	$1,018.01	101.801%
27.70%	$1,000.00	100.000%
20.00%	$1,000.00	100.000%
10.00%	$1,000.00	100.000%
5.00%	$1,000.00	100.000%
0.00%	$1,000.00	100.000%
-5.00%	$1,000.00	100.000%
-10.00%	$1,000.00	100.000%
-20.00%	$1,000.00	100.000%
-30.00%	$1,000.00	100.000%
-40.00%	$1,000.00	100.000%
-50.00%	$1,000.00	100.000%
-75.00%	$1,000.00	100.000%
-100.00%	$1,000.00	100.000%

* We may, at our option, pay any amount due at maturity in shares of the Underlier. For purposes of the table above, the value of any shares received is calculated based on the Final Underlier Value. The actual value of any shares received may be less than the amounts shown above.

Example 1 —	The value of the Underlier increases from the Initial Underlier Value to the Final Underlier Value by 5% (i.e., the Final Underlier Value is below the Threshold Value).
	Underlier Return:	5%
	Alternative Redemption Amount:	$1,000 + [(105.00% of Initial Underlier Value / 127.70% of Initial Underlier Value) – 1] × (1.00 × $1,000) = $1,000 + (-17.776% × $1,000) = $822.24
	Payment at Maturity:	$1,000 (in cash or, at our option, shares of the Underlier)

In this example, the payment at maturity is $1,000 per $1,000 principal amount of Notes, for a return of 0%, payable in cash or, at our option, shares of the Underlier.

Because the Final Underlier Value is less than the Threshold Value, the Alternative Redemption Amount is less than $1,000. As a result, investors receives only the principal amount of their Notes (in cash or, at our option, shares of the Underlier) at maturity, with no additional return.

P-4	RBC Capital Markets, LLC

Exchangeable Notes Linked to the Common Stock of Schlumberger N.V. (Schlumberger Limited)

Example 2 —	The value of the Underlier increases from the Initial Underlier Value to the Final Underlier Value by 50% (i.e., the Final Underlier Value is above the Threshold Value).
	Underlier Return:	50.00%
	Alternative Redemption Amount:	$1,000 + [(150.00% of Initial Underlier Value / 127.70% of Initial Underlier Value) – 1] × (1.00 × $1,000) = $1,000 + (17.463% × $1,000) = $1,174.63
	Payment at Maturity:	$1,174.63 (in cash or, at our option, shares of the Underlier)

In this example, the payment at maturity is $1,174.63 (in cash, or at our option, shares of the Underlier) per $1,000 principal amount of Notes, for a return of 17.463%, payable in cash or, at our option, shares of the Underlier.

Because the Final Underlier Value is greater than the Threshold Value, the Alternative Redemption Amount is greater than $1,000. As a result, investors receives the Alternative Redemption Amount (in cash, or at our option, shares of the Underlier) at maturity.

Example 3 —	The value of the Underlier decreases from the Initial Underlier Value to the Final Underlier Value by 50% (i.e., the Final Underlier Value is below the Threshold Value).
	Underlier Return:	-50%
	Alternative Redemption Amount:	$1,000 + [(50.00% of Initial Underlier Value / 127.70% of Initial Underlier Value) – 1] × (1.00 × $1,000) = $1,000 + (-60.846% × $1,000) = $391.54
	Payment at Maturity:	$1,000 (in cash or, at our option, shares of the Underlier)

In this example, the payment at maturity is $1,000 per $1,000 principal amount of Notes, for a return of 0%, payable in cash or, at our option, shares of the Underlier.

Because the Final Underlier Value is less than the Threshold Value, the Alternative Redemption Amount is less than $1,000. As a result, investors receives only the principal amount of their Notes (in cash or, at our option, shares of the Underlier) at maturity, with no additional return.

P-5	RBC Capital Markets, LLC

Exchangeable Notes Linked to the Common Stock of Schlumberger N.V. (Schlumberger Limited)

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

•	You May Not Receive a Positive Return on the Principal Amount at Maturity — If the Final Underlier Value is less than or equal to the Threshold Value, you will receive only the principal amount of your Notes (or, at our option, shares of the Underlier), with no additional return.

•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be zero, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

•	You Will Not Participate in the Full Appreciation of the Underlier — Even if the Final Underlier Value is greater than the Threshold Value, the payment at maturity will reflect only partial appreciation of the Underlier and only to the extent that the Final Underlier Value exceeds the Threshold Value. Accordingly, any return on the Notes will not reflect the return you would realize if you actually purchased shares of the Underlier on the Trade Date at the Initial Underlier Value.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underlier on the Dates Specified — Any payment on the Notes will be determined based on the closing values of the Underlier on the dates specified. You will not benefit from any more favorable value of the Underlier determined at any other time.

•	If you receive shares of the Underlier at maturity, the value of those shares may be less on the Maturity Date than on the Valuation Date — We may, at our option, make the payment at maturity in shares of the Underlier in an amount determined based on the Final Underlier Value. The market value of any shares to be delivered at maturity could decrease during the period between the Valuation Date and the Maturity Date. We will make no adjustments to the number of shares delivered to account for any fluctuations in the value of the shares to be delivered at maturity, and you will bear the risk of any decrease in the value of those shares between the Valuation Date and the Maturity Date.

•	You May Be Required to Recognize Taxable Income on the Notes Prior to Maturity — If you are a U.S. investor in a Note, under the treatment of a Note as a contingent payment debt instrument, you will generally be required to recognize taxable interest income in each year that you hold the Note. In addition, any gain you recognize under the rules applicable to contingent payment debt instruments will generally be treated as ordinary interest income rather than capital gain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

P-6	RBC Capital Markets, LLC

Exchangeable Notes Linked to the Common Stock of Schlumberger N.V. (Schlumberger Limited)

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price — The initial estimated value of the Notes will be less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the Underlier, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

Risks Relating to Conflicts of Interest and Our Trading Activities

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Notes. Trading by us and our affiliates may adversely affect the value of the Underlier and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

P-7	RBC Capital Markets, LLC

Exchangeable Notes Linked to the Common Stock of Schlumberger N.V. (Schlumberger Limited)
•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “—Risks Relating to the Underlier” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

Risks Relating to the Underlier

•	You Will Not Have Any Rights to the Underlier — As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlier.

•	The Notes Are Subject to Risks Relating to Non-U.S. Securities— Because the issuer of the Underlier is incorporated in Curaçao, and has principal executive offices located in France, the Netherlands, the United Kingdom and the United States, an investment in the Notes involves risks associated with those countries. The prices of securities of non-U.S. companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or the Underlier, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law-event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of such legal or regulatory changes. See “General Terms of Notes—Change-in-Law Events” in the accompanying product supplement.

•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Notes is subject to adjustment upon the occurrence of a market disruption event affecting the Underlier. If a market disruption event persists for a sustained period, the Calculation Agent may make a discretionary determination of the closing value of the Underlier. See “General Terms of the Notes—Reference Stocks and Funds—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

•	The Return on the Notes May Be Adversely Affected If the Issuer of the Underlier Fails to Pay One or More Dividends or Pays an Ordinary Cash Dividend That Is Less Than the Base Dividend — The Calculation Agent will adjust the Threshold Value to take into account a failure by the issuer of the Underlier to pay an ordinary cash dividend or the payment by the issuer of the Underlier of any ordinary cash dividend that is either greater or less than the Base Dividend. If the issuer of the Underlier fails to pay an ordinary cash dividend or pay an ordinary cash dividend that is less than the Base Dividend, such an adjustment may adversely affect the return on the Notes.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments — The Calculation Agent will make adjustments to the Threshold Value upon the occurrence of certain corporate events (such as stock splits or dividends) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the Underlier and will also adjust the Cumulative Extraordinary Dividend Adjustment Factor in connection with any extraordinary dividends. However, the Calculation Agent might not make adjustments in response to all such events that could affect the Underlier. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See Annex A to this pricing supplement and “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments” in the accompanying product supplement, as modified by Annex A to this pricing supplement.

P-8	RBC Capital Markets, LLC

Exchangeable Notes Linked to the Common Stock of Schlumberger N.V. (Schlumberger Limited)
•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — Upon the occurrence of certain reorganization or other events affecting the Underlier, the Calculation Agent may make adjustments that result in payments on the Notes being based on the performance of (i) cash, securities of another issuer and/or other property distributed to holders of the Underlier upon the occurrence of that event or (ii) in the case of a reorganization event in which only cash is distributed to holders of the Underlier, a substitute security, if the Calculation Agent elects to select one. Any of these actions could adversely affect the value of the Underlier and, consequently, the value of the Notes. Alternatively, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments—Reorganization Events” in the accompanying product supplement.

P-9	RBC Capital Markets, LLC

Exchangeable Notes Linked to the Common Stock of Schlumberger N.V. (Schlumberger Limited)

INFORMATION REGARDING THE UNDERLIER

The Underlier is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of the Underlier can be located on a website maintained by the SEC at https://www.sec.gov by reference to that issuer’s SEC file number provided below. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

According to publicly available information, Schlumberger N.V. (Schlumberger Limited), a Curaçao company, is an energy technology company that is organized under four divisions: Digital & Integration; Reservoir Performance; Well Construction; and Production Systems.

The issuer of the Underlier’s SEC file number is 001-04601. The Underlier is listed on the New York Stock Exchange under the ticker symbol “SLB.”

Historical Information

The following graph sets forth historical closing values of the Underlier for the period from January 1, 2014 to September 19, 2024. The red line represents a hypothetical Threshold Value based on the closing value of the Underlier on September 19, 2024. We obtained the information in the graph from Bloomberg Financial Markets, without independent investigation. We cannot give you assurance that the performance of the Underlier will result in a positive return on your initial investment.

Common Stock of Schlumberger N.V. (Schlumberger Limited)

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-10	RBC Capital Markets, LLC

Exchangeable Notes Linked to the Common Stock of Schlumberger N.V. (Schlumberger Limited)

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

We intend to treat the Notes for U.S. federal income tax purposes as contingent payment debt instruments, or “CPDIs,” as described in “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Debt Instruments—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement. In the opinion of our counsel, which is based on current market conditions, this treatment of the Notes is reasonable under current law. Assuming this treatment is respected, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the Notes during the year. Upon a taxable disposition of a Note, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the Notes. You generally must treat any income realized as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss, the deductibility of which is subject to limitations.

The receipt of shares at maturity will generally be treated in the same manner as the receipt of a cash payment. Consequently, you should have an aggregate tax basis in any shares received equal to their fair market value upon receipt and a holding period in the shares beginning on the day after receipt. See the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Debt Instruments—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement. The discussion herein and in the accompanying product supplement does not address the tax consequences of ownership of the shares.

After the original issue date, you may obtain the comparable yield and the projected payment schedule by requesting them from RBCCM at 1-877-688-2301.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount(s) that we will pay on the Notes.

Non-U.S. Holders. If you are a Non-U.S. Holder, please also read the section entitled “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders— Notes Treated as Debt Instruments” in the accompanying product supplement.

As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an Internal Revenue Service (the “IRS”) notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the Notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

P-11	RBC Capital Markets, LLC

Exchangeable Notes Linked to the Common Stock of Schlumberger N.V. (Schlumberger Limited)

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The Notes are offered initially to investors at a purchase price equal to par.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately one month after the Issue Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

STRUCTURING THE NOTES

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price” above.

P-12	RBC Capital Markets, LLC

Exchangeable Notes Linked to the Common Stock of Schlumberger N.V. (Schlumberger Limited)

ANNEX A

Notwithstanding anything to the contrary in the accompanying product supplement, the provisions in this Annex A will apply to the Notes in lieu of the provision set forth under “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution adjustments” in the accompanying product supplement, provided that “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution adjustments—Reorganization Events” and “—Substitute Securities” will apply to the Notes.

The Calculation Agent will adjust the Threshold Value if any of the events described below occurs with respect to the Underlier after the Trade Date.

The Calculation Agent will adjust the Threshold Value, but only if an event below under this Annex A occurs with respect to the Underlier and only if the relevant event occurs during the period described under the applicable section. The Threshold Value will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect the Underlier.

If more than one anti-dilution event requiring adjustment occurs with respect to the Underlier, the Calculation Agent will adjust the Threshold Value for each event, and on a cumulative basis. Thus, having adjusted the Threshold Value for the first event, the Calculation Agent will adjust it for the second event, applying the required adjustment to the Threshold Value as already adjusted for the first event, and so on for each subsequent event. If an event requiring an anti-dilution adjustment occurs, the Calculation Agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and us, relative to the Notes, that results solely from that event. The Calculation Agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

Stock Splits and Stock Dividends

If the Underlier is subject to a stock split or receives a stock dividend, then the Calculation Agent will adjust the Threshold Value by dividing the Threshold Value by the number equal to: (1) the number of shares of the Underlier outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of the Underlier outstanding immediately before the stock split or stock dividend becomes effective. This adjustment will not be made, however, unless:

•	in the case of a stock split, the first day on which the Underlier trades without the right to receive the stock split occurs after the Trade Date and on or before the Valuation Date; or

•	in the case of a stock dividend, the ex-dividend date occurs after the Trade Date and on or before the Valuation Date.

The ex-dividend date for any dividend or other distribution with respect to the Underlier is the first day on which the Underlier trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

If the Underlier is subject to a reverse stock split, then the Calculation Agent will adjust the Threshold Value prior to the stock split or stock dividend by multiplying it by a number equal to: (1) the number of shares of the Underlier outstanding immediately before the reverse stock split becomes effective; divided by (2) the number of shares of the Underlier outstanding immediately after the reverse stock split becomes effective. This adjustment will not be made, however, unless the reverse stock split becomes effective after the Trade Date and on or before the Valuation Date.

Ordinary Cash Dividends

If an ordinary cash dividend different from (higher or lower than) the Base Dividend is paid on the Underlier, the Threshold Value will be adjusted on the corresponding ex-dividend date as described below. In addition, if the ordinary cash dividend for any quarter during the term of the Notes is postponed such that the corresponding ex-dividend date (the “Unpaid Ex-Dividend Date”) falls after the Valuation Date or is cancelled, the Threshold Value will be adjusted on the scheduled dividend payment date on which the dividend was expected to be paid that corresponds to the Unpaid Ex-Dividend Date, as determined by the calculation agent in its sole discretion (“Unpaid Dividend Date”). If the Unpaid Dividend Date falls after

P-13	RBC Capital Markets, LLC

Exchangeable Notes Linked to the Common Stock of Schlumberger N.V. (Schlumberger Limited)

the Valuation Date, the Unpaid Dividend Date will be deemed to occur on the Valuation Date. With respect to the ordinary cash dividend, the new Threshold Value will be equal to the product of (a) the prior Threshold Value and (b) a fraction, the numerator of which is the Current Market Price (as defined below) of the Underlier minus the Dividend Difference (as defined below), and the denominator of which is equal to the Current Market Price of the Underlier.

The “Current Market Price” is the closing value of the Underlier on the trading day immediately preceding the relevant ex-dividend date or Unpaid Dividend Date, as applicable.

The “Dividend Difference,” which may be negative, will equal the ordinary cash dividend amount minus the Base Dividend.

For the avoidance of doubt, if the ordinary cash dividend for any quarter is postponed such that the corresponding ex-dividend date falls after the Valuation Date or is cancelled as described above, the ordinary cash dividend amount for that quarter will be equal to zero and the resulting Dividend Difference will be the product of the Base Dividend and -1. If an extraordinary dividend and a Dividend Difference in respect of an ordinary cash dividend have the same ex-dividend date, the adjustment for the extraordinary dividend described under “Extraordinary Dividends” below shall be applied prior to the adjustment for any Dividend Difference described above in this section. Additionally, if an extraordinary dividend is paid in lieu of an ordinary cash dividend, the adjustments described above in this section shall not apply and the adjustment for the extraordinary dividend described under “Extraordinary Dividends” below shall be applied.

Extraordinary Dividends

Any distribution or dividend on the Underlier determined by the Calculation Agent to be a distribution or dividend that is not in the ordinary course of the historical dividend practices of the issuer of the Underlier will be deemed to be an extraordinary dividend. The Calculation Agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend. Each outstanding share will be worth less as a result of an extraordinary dividend. For the avoidance of doubt, a distribution or dividend will not be classified as extraordinary solely because it is in excess of the Base Dividend.

If any extraordinary dividend occurs with respect to the Underlier, the Calculation Agent will adjust the Threshold Value to equal, as of the relevant ex-dividend date, the difference of: (1) the prior Threshold Value less (2) the extraordinary dividend amount. This adjustment will not be made, however, unless the ex-dividend date occurs after the Trade Date and on or before the Valuation Date.

If an extraordinary dividend and an ordinary dividend have the same ex-dividend date, the adjustment described in the immediately preceding paragraph shall be applied prior to any adjustment (if any) associated with the ordinary dividend.

The extraordinary dividend amount (which may be negative) with respect to an extraordinary dividend for the Underlier equals:

•	for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the Underlier minus the amount per share of the Base Dividend, and additionally, in a case where an extraordinary dividend is paid in lieu of an ordinary dividend, no separate adjustment will be made to the Threshold Value for an ordinary dividend;

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent. A distribution on the Underlier that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the Threshold Value only as described under “—Stock Splits and Stock Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” in the accompanying product supplement, as the case may be, and not as described here.

P-14	RBC Capital Markets, LLC

Exchangeable Notes Linked to the Common Stock of Schlumberger N.V. (Schlumberger Limited)

Transferable Rights and Warrants

If the issuer of the Underlier issues transferable rights or warrants to all holders of the Underlier to subscribe for or purchase the Underlier at an exercise price per share that is less than the Threshold Value on the trading day before the ex-dividend date for the issuance, then the Threshold Value will be adjusted by multiplying the Threshold Value by the following fraction:

•	the numerator will be the number of shares of the Underlier outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the Underlier that the aggregate offering price of the total number of shares of the Underlier so offered for subscription or purchase pursuant to the transferable rights or warrants could purchase at the closing value on the trading day before the ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing value on the trading day before that ex-dividend date.

•	the denominator will be the number of shares of the Underlier outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the Underlier offered for subscription or purchase under those transferable rights or warrants.

This adjustment will not be made, however, unless the ex-dividend date described above occurs after the Trade Date and on or before the Valuation Date.

Other Events and Adjustments

The Calculation Agent may make such adjustments to the terms of the Notes with respect to any of the events described above as it deems in its discretion is necessary to ensure an equitable result.

P-15	RBC Capital Markets, LLC